EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116398 of CB Richard Ellis Group, Inc. on Form S-8 of our report dated March 30, 2004 (June 7, 2004 as to the effects of the stock split and reverse stock split described in Note 23) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 effective January 1, 2002 and concerning the application of procedures relating to certain disclosures and revisions of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and revisions), appearing in this Annual Report on Form 10-K/A of CB Richard Ellis Group, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Los Angeles, California

June 28, 2004